EXHIBIT 10.J.1.
AMENDMENT NO. 1 TO THE
EL PASO CORPORATION
2004 KEY EXECUTIVE SEVERANCE PROTECTION PLAN
     WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation 2004 Key Executive Severance Protection Plan (the “Plan”), effective as of March 9, 2004;
     WHEREAS, Section 8.1 of the Plan permits the Board of Directors from time to time to amend the Plan, in whole or in part;
     WHEREAS, it is intended hereby to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Plan is amended as follows:
     1. Section 4.2 is hereby amended in its entirety to read as follows:
     “4.2 Amount of Severance Benefit
     If a Participant’s employment is terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.1, such Participant shall be entitled to the following benefits:
     (a) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date (as specified in Section 5.2), in a single payment (without any discount for accelerated payment), an amount in cash equal to a formula, as described below, and based upon a multiplier, as assigned in the table below to the Participant according to the Participant’s salary grade level (“Executive Grade Level”):

	Executive	Corporate Title
Multiplier	Grade Level	(or Equivalent Position at Subsidiary Level)
3 X	XA	President and Chief Executive Officer
2 X	XB — XE; XF	Executive Vice President and Senior Vice President
1 X	XG — XI	Vice President
(X) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount. The Company shall also pay to the Participant the prorated portion of the Participant’s Bonus Amount for the year in which the Participant’s employment is terminated;

     The amounts provided for in this Section 4.2(a) shall be paid or transferred within thirty (30) days after the Participant’s termination of employment (or, if Section 4.1(b) applies to the termination, then within 30 days after the Change in Control). The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment. If a Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (“Specified Employee”), then any severance pay which is not otherwise exempt from Section 409A of the Code shall be paid during a 30-day period which commences on the date which is the day after the six-month anniversary of such Specified Employee’s Termination Date.
     (b) for the period of months, as specified for each Executive Grade Level in the table below, subsequent to the Participant’s termination of employment, the Company shall at its expense continue on behalf of the Participant and his or her dependents and beneficiaries, the basic life insurance, flexible spending account, medical and dental benefits which were being provided to the Participant immediately prior to the Change in Control (or, if greater, at any time thereafter). The benefits provided in this Subsection 4.2(b) shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him or her, than the coverage provided the Participant under the plans providing such benefits at the time Notice of Termination is given. The Company’s obligation hereunder to provide the foregoing benefits shall terminate to the extent the Participant obtains replacement coverage under a subsequent employer’s benefit plans at an equal or higher level. The Company also shall pay a lump sum equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under this subparagraph (b) at the time such tax is imposed upon the Participant;

Number of Months of	Executive	Corporate Title
Continued Coverage	Grade Level	(or Equivalent Position at Subsidiary Level)
36 months	XA	President and Chief Executive Officer
24 months	XB — XE; XF	Executive Vice President and Senior Vice President
12 months	XG — XI	Vice President
     Except as provided below with respect to a Specified Employee, the payment of any health or medical claims for the health and medical coverage provided in this Section 4.2(b) shall be made to a Participant as soon as administratively practicable after a Participant has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code: (1) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Plan during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. With respect to a Specified Employee, during the six-month period commencing the date after the Specified Employee’s Termination Date, the cost of any health or medical claims for health and medical coverage provided in this Section 4.2(b) which are not otherwise exempt from Section 409A of the Code shall be paid by the Specified Employee to the health and medical service provider and reimbursed by the Company after the completion of such six-month period but no later than the last day of the calendar year following the calendar year in which such health and medical expenses were incurred.”
     2. Section 6.1(a) is hereby amended in its entirety to read as follows:
     “6.1 Gross-Up Payment
     (a) Subject only to Section 6.1(b) hereof, in the event it shall be determined that any payment or distribution of any type by the Company or any of its affiliates to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes, employment taxes and Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Payment of the Gross-Up Payment shall be made in accordance with Section 6.3, provided that the payment of any Gross-Up Payment shall be made prior to the date the Participant is to remit the Excise Tax as provided under the Code or pursuant to any judgment or agreement with any taxing authority.”
     IN WITNESS WHEREOF, this amendment has been executed by the undersigned, thereunto duly authorized, effective as of January 1, 2007.

EL PASO CORPORATION
By:	/s/ Susan B. Ortenstone

ATTEST:

By:	/s/ Marguerite Woung-Chapman
Corporate Secretary